Exhibit 99.1

Pro-Pharmaceuticals Reports Second Quarter

and First Six Months 2009 Financial Results

Newton, MA – August 14, 2009 – Pro-Pharmaceuticals, Inc. (OTCBB: PRWP), a developer of carbohydrate-based targeted therapeutic compounds to treat cancer and fibrosis, today reported its financial results for the second quarter and first six months of fiscal 2009. These results are included in the Company’s Quarterly Report on Form 10-Q for the three- and six-month period ended June 30, 2009, which has been filed with the SEC.

For the three months ended June 30, 2009, the Company reported a net loss applicable to common stock of $3,337,000, or ($0.07) per share, basic and fully diluted, compared with a net loss of $615,000, or ($0.01) per share for the same period in 2008.

For the six months ended June 30, 2009, the Company reported a net loss applicable to common stock of $6,196,000 or ($0.13) per share, basic and fully diluted, compared with a net loss of $2,684,000, or $(0.06) per share for the same period in 2008.

During the three months ended June 30, 2009, the Company closed two tranches of Series B-2 Redeemable Convertible Preferred Stock financings resulting in net proceeds of approximately $1,274,000. These transactions bring the total raised to $3.2 million of the $6 million commitment from the 10X Fund. At June 30, 2009, the Company had approximately $982,000 of unrestricted cash and cash equivalents to fund future operations. On August 11, 2009, the Company amended its Series B-1 agreement with the 10X Fund to extend the redemption date of the Series B-1 Preferred Stock from thirteen months to nineteen months. Also, the final purchase date for the sale of Series B-2 Preferred Stock to the 10X Fund, under the 10X Agreement, was extended from August 11, 2009 to February 11, 2010. On August 12, 2009, the Company completed a closing for gross proceeds of $300,000, net cash proceeds of $287,000, on its offering of Series B-2 Preferred Stock for a total of 150,000 shares of Series B-2 and warrants to purchase shares of common stock. The Company believes that with the funds from the August 12, 2009 closing of the Series B-2 and cash on hand at June 30, 2009, there is sufficient cash to fund operations into October 2009. The Company is actively pursuing efforts to raise additional capital but there can be no assurance that such efforts will be successful.

Research and development expense for the second quarter of 2009 was $423,000, compared with $744,000 for the same period in 2008. The decrease was due primarily to overall lower activity in clinical and pre-clinical programs as a result of cost containment measures. Research and development expense for the six-month period ended June 30, 2009, decreased compared to the same period in 2008, due primarily to overall lower activity as a result of cost containment measures, and decreased salaries and stock-based compensation. Also, during the three and six-months ended June 30, 2008, the Company incurred costs related to the filing of the DAVANAT® Drug Master File with the FDA.

General and Administrative expense for the second quarter of 2009 was $1,569,000, compared with $1,130,000 for the same period in 2008. The increase was due primarily to increased stock-based compensation charges. The increase in general and administrative expense for the three and six- months ended June 30, 2009 as compared to the same periods in 2008, is due to increased stock-based compensation and business development expenses, offset by decreased payroll. The primary reason for the increase for the six-months ended June 30, 2009, as compared to the same period in 2008, is due to increased stock-based compensation and increased payroll due to the recognition of severance obligations related to the departure of our former chief executive officer.

“We are laying the groundwork for a Phase lll trial to submit a new drug application (NDA) to the Food and Drug Administration (FDA) to commercialize DAVANAT®,” said Theodore Zucconi, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. “Our plan is to initiate a Phase lll trial for DAVANAT® to treat late-stage colorectal cancer patients after we raise additional funds. We also are actively engaged in discussions with a potential partner to distribute DAVANAT® internationally, in countries with their own approval process.”

About DAVANAT®

DAVANAT®, the Company’s lead product candidate, is a carbohydrate polymer composed of mannose and galactose. DAVANAT®’s mechanism of action is based on interacting with lectins on the cell surface. DAVANAT® targets specific lectin receptors (galectins) that are over-expressed on cancer cells. Current research indicates that galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis. DAVANAT® is a drug that is not yet approved for commercial use by the FDA.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTCBB: PRWP, is engaged in the discovery, development and commercialization of carbohydrate therapeutics for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and biopharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands except per share data) (unaudited)
Operating expenses:
Research and development	$423	$744	$576	$1,166
General and administrative	1,569	1,130	3,150	2,120

Total operating expenses	1,992	1,874	3,726	3,286

Total operating loss	(1,992)	(1,874)	(3,726)	(3,286)

Other income and (expense):
Interest income	1	10	2	22
Change in fair value of warrant liabilities	(852)	1,301	(1,714)	715

Total other income (expense)	(851)	1,311	(1,712)	737

Net loss	$(2,843)	$(563)	$(5,438)	$(2,549)

Preferred stock dividends and accretion costs	(494)	(52)	(758)	(135)

Net loss applicable to common stock	$(3,337)	$(615)	$(6,196)	$(2,684)

Basic and diluted net loss per share	$(0.07)	$(0.01)	$(0.13)	$(0.06)
Shares used in computing basic and diluted net loss per share	50,357	47,929	48,194	45,631

Condensed Consolidated Balance Sheet Data

	At June 30, 2009	At December 31, 2008
	in thousands (unaudited)
Cash and cash equivalents	$982	$318
Total assets	1,364	704
Current liabilities	1,355	1,079
Total liabilities	3,717	1,173
Total stockholders’ deficit	$(3,336)	$(469)